UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 29, 2014

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 2, 2014, Lilis Energy, Inc. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Hexagon, LLC (“Hexagon”), its senior lender, to settle all amounts payable by the Company pursuant to (i) a Credit Agreement, dated as of January 29, 2010, providing for a secured term loan in the original principal amount of $4.5 million (as amended, modified, supplemented, substituted or replaced, “Credit Agreement No. 1”); (ii) a Credit Agreement, dated as of March 25, 2010, providing for a secured term loan in the original principal amount of $6.0 million (as amended, modified, supplemented, substituted or replaced, “Credit Agreement No. 2”); and (iii) a Credit Agreement, dated as of April 14, 2010, providing for a term loan in the original principal amount of $15.0 million (as amended, modified, supplemented, substituted or replaced, “Credit Agreement No. 3” and, together with Credit Agreement No. 1 and Credit Agreement No. 2, the “Credit Agreements”), with Hexagon. As previously disclosed, the Credit Agreements were secured by mortgages against several of the Company’s oil and gas properties (the “Hexagon Collateral”).

Pursuant to the Settlement Agreement, in exchange for full extinguishment of all amounts payable (approximately $14.1 million in principal and interest) pursuant to the Credit Agreements and related promissory notes, the Company has agreed to assign to Hexagon all of the Hexagon Collateral, and to issue to Hexagon $2.0 million in a new series of 6% Redeemable Preferred Stock (the “Redeemable Preferred”). The Redeemable Preferred bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at the Company’s option, or at Hexagon’s option upon the Company’s achievement of certain production and reserves thresholds. The Redeemable Preferred is not convertible into common stock or any other securities of the Company. Except as otherwise required by law, holders of the Redeemable Preferred shall not be entitled to voting rights.

The Settlement Agreement also prohibits Hexagon from selling or otherwise disposing of any shares of the Company’s common stock held by Hexagon until February 29, 2016. In addition, pursuant to the Settlement Agreement, Hexagon and the Company each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or presently may have, including claims relating to the Credit Agreements.

Item 1.02	Termination of a Material Definitive Agreement

The disclosure set forth above under Item 1.01 is hereby incorporated by reference. The Settlement Agreement effectively terminates the Credit Agreements.

Item 2.01	Completion of Acquisition or Disposition Assets

The disclosure set forth above under Item 1.01 is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth above under Item 1.01 is hereby incorporated by reference. The Redeemable Preferred were issued pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. The investors represented their intentions to acquire the securities for investment only and not with a view toward distribution. The holders were given adequate information about the Company to make an informed investment decision. The Company did not engage in any general solicitation or advertising. The Company intends to issue the stock certificates with the appropriate restrictive legend affixed thereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

 On August 29, 2014, the Company filed a Certificate of Designations of Preferences, Rights and Limitations (the “Certificate of Designations”) with the Secretary of State of the State of Nevada, with respect to the Redeemable Preferred. See Item 1.01 above for a description of the terms of the Redeemable Preferred.

Item 7.01	Regulation FD Disclosure

The disclosure set forth above under Item 1.01 is hereby incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2014	LILIS ENERGY, INC.

	By:	/s/ Abraham Mirman
Chief Executive Officer

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